Exhibit 8 (ee)

March 3, 2003

Schedule A

Account: Canada Life of America Variable Annuity Account 1

Contract: Varifund Advisor Variable Annuity

Designated Portfolios:
ProFund VP Money Market	ProFund VP UltraSmall-Cap
ProFund VP Bull Plus*	ProFund VP Bear
ProFund VP UltraMid-Cap	ProFund VP Short Small-Cap
ProFund VP UltraOTC	ProFund VP Short OTC
ProFund VP Financial	ProFund VP Rising Rates Opportunity
ProFund VP Healthcare	ProFund VP U.S. Government Plus
ProFund VP Technology	ProFund VP Real Estate
ProFund VP Telecommunications	ProFund VP Basic Materials
ProFund VP Pharmaceuticals	ProFund VP Energy
ProFund VP Industrial	ProFund VP Precious Metals
ProFund VP Consumer Cyclical	ProFund VP Consumer Non-Cyclical

Account: Canada Life of America Variable Life Account 1

Contract: Canada Life Prestige Series VUL Advisor

Designated Portfolios:
ProFund VP Money Market	ProFund VP Real Estate
ProFund VP UltraOTC	ProFund VP U.S. Government Plus
ProFund VP UltraMid-Cap	ProFund VP Rising Rates Opportunity
ProFund VP Bull Plus*	ProFund VP Basic Materials
ProFund VP UltraSmall-Cap	ProFund VP Energy
ProFund VP Bear	ProFund VP Precious Metals
ProFund VP Financial	ProFund VP Consumer Non-Cyclical
ProFund VP Healthcare	ProFund VP Consumer Cyclical
ProFund VP Technology	ProFund VP Industrial
ProFund VP Telecommunications	ProFund VP Pharmaceuticals

Canada Life Insurance Company of America By: /S/ CRAIG R. EDWARDS Name: Craig R. Edwards Title: Secretary Date: April 11, 2003	ProFunds By: /S/ LOUIS MAYBERG Name: Louis Mayberg Title: President Date: April 10, 2003

ProFund Advisors LLC By: /S/ MICHAEL SAPIR Name: Michael Sapir Title: CEO Date: April 10, 2003

*	Pursuant to a vote of the Trust’s Board of Trustees, effective May 1, 2003 this name will change to ProFund VP UltraBull